UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 5, 2017

Sierra Monitor Corporation

(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	000-7441	95-2481914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1991 Tarob Court, Milpitas, California 95035

(Address of Principal Executive Offices) (Zip Code)

  408-262-6611

  (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 10, 2017, Varun Nagaraj, President, Chief Executive Officer and Director of Sierra Monitor Corporation (the “Company”) departed from his executive officer roles and resigned from the Board of Directors of the Company. Mr. Nagaraj’s departure was not related to any disagreement with the Company regarding any financial or other matters. The Board of Directors reduced the number of authorized directors from five to four effective upon Mr. Nagaraj’s resignation.

The Board of Directors of the Company appointed Gordon Arnold as interim President and Chief Executive Officer effective upon Mr. Nagaraj’s departure. Mr. Arnold will continue to serve in his role as Executive Chairman and Director in addition to filling the interim roles of President and Chief Executive Officer under the terms of his current compensation and benefit arrangements with the Company. Mr. Arnold’s biography can be found in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders dated April 24, 2017, and there are no family relationships between Mr. Arnold and any of the other directors or executive officers of the Company.

The Company will commence a search for a permanent President and Chief Executive Officer, and will do so in conjunction with its previously announced efforts to identify and evaluate potential alternative strategic transactions in order to enhance value to the Company’s shareholders.

In addition, as previously disclosed, effective May 5, 2017, Anders B. Axelsson departed his position as Vice President of Sales and Marketing of the Company. Mr. Axelsson’s departure was not related to any disagreement with the Company regarding any financial or other matters.

The Company and each of Messrs. Nagaraj and Axelsson have entered into a separation agreement governing their respective departures from the Company, with Mr. Nagaraj’s agreement entered into on May 10, 2017 and Mr. Axelsson’s agreement entered into on May 5, 2017. Under each agreement, the Company is providing Messrs. Nagaraj and Axelsson with a separation package consistent with the terms of their respective employment offer letters with the Company, dated May 14, 2014 in case of Mr. Nagaraj, and dated December 18, 2013 in the case of Mr. Axelsson, and each former executive has provided a customary release to the Company.

Under the terms of his separation agreement, and provided he does not revoke his acceptance of his agreement, Mr. Nagaraj will receive: (i) a lump sum separation payment equal to six months of his annual base salary plus six months of his annual target bonus, for a total of $262,500: (ii) a payment of $21,000 in lieu of Company-subsidized COBRA: (iii) vesting acceleration with respect to the restricted stock awards and stock option awards previously granted to Mr. Nagaraj, in each case reflecting acceleration of 50% of the then unvested portion of each award as of the separation date; and (iv) in the event of certain change of control transactions for the Company closing by March 2018, additional separation payments that would compensate Mr. Nagaraj for the difference between the six months’ payouts above for items (i) and (ii) and 12 months of payout, and acceleration of vesting for all of his then outstanding equity as of any such change of control date.

Under the terms of his separation agreement, and provided he does not revoke his acceptance of his agreement, Mr. Axelsson will receive: (i) a lump sum separation payment equal to six months of his annual base salary plus six months of his annual target bonus, for a total of $250,000; (ii) continuation of commission payments for the six months following the separation date, such payments in an amount equal to the average of the commission payments received by Mr. Axelsson in the six months prior to the separation date; (iii) a payment of $21,000 in lieu of Company-subsidized COBRA; (iv) vesting acceleration with respect to the restricted stock awards and stock option awards previously granted to Mr. Axelsson, in each case reflecting acceleration of 50% of the then unvested portion of each award as of the separation date; and (v) in the event of certain change of control transactions for the Company closing by March 2018, additional separation payments that would compensate Mr. Axelsson for the difference between the six months’ payouts above for items (i), (ii) and (iii) and 12 months of payout, and acceleration of vesting for all of his then outstanding equity as of any such change of control date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sierra Monitor Corporation

Date: May 11, 2017	By:	/s/ Gordon R. Arnold
Gordon R. Arnold
Executive Chairman, Interim President and CEO and Secretary